FOR IMMEDIATE RELEASE

Contact:                    Pamela Schreiber
            Investor Relations
            Resource Capital Corp.
            1845 Walnut Street
            10th Floor
            Philadelphia, PA 19103
            (215) 546-5005
            (215) 546-4785 (facsimile)

Resource Capital Corp. Appoints David J. Bryant as
Chief Financial Officer

Philadelphia, PA, June 14, 2006- Resource Capital Corp. (NYSE:RSO)(“RCC” or the “Company”) announces today the appointment of David J. Bryant as Senior Vice President and Chief Financial Officer. Mr. Bryant, who brings twenty five years of real estate industry accounting and SEC financial reporting experience to RCC, will begin his duties on June 28, 2006. Prior to joining RCC, Mr. Bryant was Senior Vice-President, Real Estate Services, at Pennsylvania Real Estate Investment Trust (PREIT) for one year. Before that Mr. Bryant served as Senior Vice-President and Treasurer at PREIT for five years. Prior to that he served as Vice-President, Financial Services, at PREIT Rubin, Inc., and The Rubin Organization, Inc.

Thomas Elliott will continue to serve as Senior Vice President of Finance at Resource America, Inc.

Jonathan Z. Cohen, President and Chief Executive Officer of RCC stated, “We are delighted that Dave is joining our team at RCC. He brings with him many years of excellent financial experience in the REIT industry which will strengthen our Company as we move forward. As we move deeper into fully developing our commercial real estate debt platform at Resource Capital Corp., we will rely deeply on Dave’s 25 years in the commercial real estate sector. We also thank Tom Elliott for his excellent work as CFO of Resource Capital Corp.”

Resource Capital Corp. is a specialty finance company that began operations in March 2005 and intends to qualify to be taxed as a real estate investment trust for federal income tax purposes. RCC invests in a combination of real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets, targeting the following asset classes: commercial real estate-related assets such as B notes, mezzanine debt and commercial mortgage-backed securities; residential real estate-related assets such as residential mortgage-backed securities; and commercial finance assets such as other asset-backed securities, syndicated bank loans, equipment leases, trust preferred securities and private equity investments principally issued by financial institutions. For more information, please visit our website at www.resourcecapitalcorp.com or contact Investor Relations at pschreiber@resourcecapitalcorp.com.

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by Resource Capital Corp. from time to time with the Securities and Exchange Commission. Resource Capital Corp. undertakes no obligation to update or revise any forward looking statement to reflect new information or events.